Exhibit 99.4

January 26, 2021

Board of Directors of

Neos Therapeutics, Inc.

2940 N. Hwy 360, Ste 400

Grand Prairie, TX 75050

Re: Registration Statement on Form S-4 of Aytu BioScience, Inc. (“Aytu”)

Members of the Board:

Reference is made to our opinion letter, dated December 10, 2020, with respect to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio to the holders of shares of common stock of Neos Therapeutics, Inc. (“Neos”) (other than treasury shares and shares held by Aytu or Merger Sub) in connection with the Agreement and Plan of Merger, dated as of December 10, 2020, by and among Neos, Aytu, and Neutron Acquisition Sub, Inc., a wholly owned subsidiary of Aytu (“Merger Sub”).

The foregoing opinion letter was provided for the information and assistance of the board of directors of Neos in connection with its consideration of the merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, prospectus, proxy statement or any other document, without our prior written consent. We understand that Aytu has requested to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion as Annex C to the proxy statement/prospectus included in the Registration Statement and to the references to our opinion under the captions “SUMMARY — Opinion of Neos’ Financial Advisor,” “RISK FACTORS — The Aytu Board and the Neos Board have not requested, and do not anticipate requesting, an updated opinion from their respective financial advisors reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement,” “NEOS PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT AND AYTU PROPOSAL I: APPROVAL OF THE MERGER CONSIDERATION — Background of the Merger,” “NEOS PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT AND AYTU PROPOSAL I: APPROVAL OF THE MERGER CONSIDERATION — Neos’ Reasons for the Merger; Recommendation of the Neos Board that Neos Stockholders Approve the Merger Proposal,” “NEOS PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT AND AYTU PROPOSAL I: APPROVAL OF THE MERGER CONSIDERATION — Opinion of MTS Securities, LLC,” and “NEOS PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT AND AYTU PROPOSAL I: APPROVAL OF THE MERGER CONSIDERATION — Certain Prospective Financial Information” in such proxy statement/prospectus. By giving our consent, we do not thereby admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus, proxy statement or any other document, without our prior written consent.

[MTS SECURITIES, LLC SIGNATURE]